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                                                                     EXHIBIT 4.1

                                      TERMS
             APPLYING TO THE NON-INTEREST-BEARING CONVERTIBLE BONDS
                                 ISSUED FOR THE
                      SAP AG 2000 LONG TERM INCENTIVE PLAN



                                    PREAMBLE

Subject to the terms and conditions set forth in the resolutions of the General Meeting and subject to the approval of the Supervisory Board, the General Meeting of SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, of Walldorf, Germany ("SAP AG") of January 18, 2000, authorized the Executive Board to issue non-interest-bearing convertible bonds for the SAP 2000 Long Term Incentive Plan on one or more occasions not later than December 31, 2004. To the extent such convertible bonds are issued during 2000, the applicable loan terms are set forth below:
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                                    ARTICLE 1
                                     GENERAL

(1) SAP AG shall issue bearer convertible bonds, each with a par value of euro 3 and each ranking equally with the others, for the SAP 2000 Long Term Incentive Plan.

(2) The convertible bonds shall be represented together in one or more general certificates. The general certificates shall bear the signatures of two members of the SAP AG Executive Board and that of the Chairperson of the SAP AG Supervisory Board, and a check signature. The general certificates shall be deposited with Deutsche Borse Clearing AG. Rights to the provision of individual certificates are excluded.

(3)      The convertible bonds shall not bear interest.

(4) The time allowed for presentation under the German Civil Code, article 801 (1)(first sentence), is shortened to ten years.


                                    ARTICLE 2
                                    REPAYMENT

(1) SAP AG as the borrower is authorized and undertakes to repay each convertible bond at par after the expiration of ten years after their issue, but only if the conversion right attaching to such convertible bond has not been exercised. Irrespective of the time when the convertible bonds are secured and posted to the securities account of their holders, the day of issue (the "Issue Date") shall

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         be deemed to be the day on which SAP AG or the credit institution managing the issue for SAP AG accepts the SAP 2000 Long Term Incentive Plan beneficiary's subscription certificate.

(2) If the conversion right under a convertible bond lapses in accordance with article 7, the convertible bond shall be repaid early at par on the day of lapse.

(3) Subject to the provisions in article 9, neither the borrower nor the lender shall have a right of cancellation.


                                    ARTICLE 3
                                CONVERSION RIGHTS

(1) Subject as is set forth below, until the expiration of the ten-year term envisioned in article 2 (1) above holders of convertible bonds are entitled to exchange their bonds for non-voting bearer SAP AG preference shares. These preference shares carry the same rights under the Articles of Incorporation as other preference shares previously issued. Each convertible bond having a par value of euro 3 entitles its holder to convert the bond to one SAP AG preference share.

(2) The new preference shares are eligible for dividends from the beginning of the first fiscal year for which no general meeting resolution for the appropriation of retained earnings had been adopted before the time at which the conversion right was exercised.

(3) The conversion rights are secured by the Contingent Capital approved by the

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         SAP AG General Meeting of January 18, 2000. SAP AG as borrower is entitled, at SAP AG's option, to satisfy the beneficiary's subscription right by issuing to the beneficiary own shares owned by SAP AG rather than new preference shares pursuant to the Contingent Capital and the beneficiary shall accept, at SAP AG's option, own shares owned by SAP AG or new preference shares pursuant to the Contingent Capital in satisfaction of the beneficiary's subscription right.


                                    ARTICLE 4
                 VESTING PERIODS, EXERCISE TIMES, EXERCISE DAYS

(1) Beneficiaries may not convert a bond until a vesting period has elapsed. The vesting period for 33% of a beneficiary's conversion rights ends two years after the Issue Date (as defined in article 2 (1) above). The vesting period for the next 33% ends three years after issue of the bonds. The vesting period for the balance ends four years after issue of the bonds. Each conversion right associated with a convertible bond is exercisable only in whole. Exercise of part of a conversion right is excluded.

(2) Conversion rights cannot be exercised during the following periods: (i) between the sixteenth day of the last month of a fiscal quarter and the day on which SAP AG announces its provisional results for that quarter (inclusive) and (ii) between March 16 in any year and the day of the SAP AG Annual General Meeting (inclusive). Further, conversion rights cannot be exercised between the day SAP AG publishes, in one of the journals recognized by the Frankfurt Stock Exchange for that purpose, a subscription offer for new shares of capital stock or for bonds with conversion or subscription rights for SAP AG shares, until

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         the last day of the subscription term, inclusive, and for the purposes of this provision an offer under the SAP 2000 Long Term Incentive Plan or successor participation programs that excludes shareholder preemptive rights shall not be a subscription offer for new shares or bonds with conversion or subscription rights for SAP AG shares.


(3) Within the permitted periods for the exercise of conversion rights in accordance with (1) and (2) of this article 4, conversion rights can only be exercised with effect on January 30, February 15, March 10, May 15, June 10, July 30, August 15, September 10, October 30, November 15, and December 10 ("exercise days") in any year. If the exercise day falls on a Saturday or Sunday, or on a public holiday at the place of business of the conversion office, the exercise day shall be the next bank business day at the place of business of the conversion office.


                                    ARTICLE 5
                            DECLARATION OF CONVERSION

(1) To exercise their conversion right beneficiaries must furnish a conversion declaration using the form provided by SAP AG. The conversion declaration may be furnished by fax, e-mail, intranet or other comparable electronic communications system provided that the original signed conversion declaration envisioned in the German Stock Corporation Act, article 198, is available at the place of business of the conversion office in duplicate not later than 6 P.M. local time on the last bank business day before the exercise day.

(2) Conversion declarations must be furnished to the conversion office not later

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         than 6 P.M. local time on the seventh calendar day prior to the exercise day. Conversion declarations deposited later shall be ignored and shall not take effect as conversion declarations for the next available exercise day. After payment of the conversion price (as defined below) the preference shares to be issued by reason of conversion will, as instructed in the conversion declaration, be delivered by way of deposit credit in the Deutsche Borse Clearing AG clearing system or realized for the account of the beneficiary. The conversion price is payable to SAP AG on the exercise day.

(3)      The conversion office is Citibank Privatkunden AG, Dusseldorf, Germany.


                                    ARTICLE 6
                                CONVERSION PRICE

(1) The conversion price for an SAP AG preference share shall equal the closing price of the SAP AG preference share quoted on the Frankfurt Stock Exchange in the XETRA trading system (or successor system) on the last day of trading prior to the Issue Date of the convertible bond. When beneficiaries exercise their conversion rights, they will make an additional payment for each preference share equal to the amount by which the conversion price of the preference share exceeds the par value of the converted convertible bond. The conversion price is subject to adjustment as is provided below. The conversion price will not be less than the lowest issue price within the meaning of article 9
         (1) of the German Stock Corporation Act.

(2) If, during the term of a convertible bond, the capital stock of SAP AG is increased by the issue of new shares or sale of own shares owned by SAP AG,

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         or bonds are issued carrying conversion rights or options for
         SAP AG shares, and the holders of preference shares are granted subscription rights, then the conversion price shall be reduced in proportion as the price of the preference shareholders' preemptive rights averaged over all the days on which the preemptive rights were traded on the Frankfurt Stock Exchange stands in relation to the SAP AG preference share closing price in the Frankfurt Stock Exchange XETRA trading system (or its successor system) on the last trading day before the issue of the shares on exercise of the preemptive right. Such a reduction will not be applied if the holders of the convertible bonds are afforded subscription rights that are equivalent to the subscription rights of the preference shareholders.

(3) The conversion price and number of shares issuable is also subject to adjustment in the event of changes in corporate structure or capitalization during the term of the convertible bond as follows:

         The entitlement of the beneficiary of a convertible bond to acquire preference shares by exercising the conversion right increases in proportion as the SAP AG capital stock is increased from corporate funds by issuing new shares, and the conversion price per share is reduced in this same proportion. If capital stock is increased from the Company's reserves without issuing new shares (German Stock Corporation Act, article 207 (2)(sentence 2)), the conversion right under convertible bonds and the conversion price shall remain unchanged. If the SAP AG capital stock is reduced, the entitlement of the beneficiary of a convertible bond to acquire preference shares by exercising the conversion right decreases in proportion as the capital stock is reduced, and the conversion price per preference share shall be increased in this same proportion. The same provisions apply analogously in the event of a splitting or amalgamation of

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         shares.

(4)      If an adjustment is made in accordance with the provisions under (2) or
         (3) of this article 6, fractions of shares will not be issued to satisfy conversion rights. Fractional amounts will be balanced in money proceeding from the best possible consolidation and sale by the conversion office of the fractional entitlements for the account of the beneficiaries of convertible bonds.

(5) SAP AG shall notify the beneficiaries of convertible bonds as provided in article 9 (4) without delay of any adjustment made in accordance with the foregoing provisions.


                                    ARTICLE 7
                                NONNEGOTIABILITY

(1) Except in the case of death, the convertible bonds are not negotiable. Holders of the associated conversion rights may only exercise those rights while they are employees of SAP AG or an SAP Group Company and termination notice has not been given with respect to their employment. Notwithstanding the foregoing provision, holders of conversion rights which have vested (as set forth in article 4 (1)) at the time when an employment termination notice is served or at the time when the employment ends if it is not terminated by notice may, if the circumstances envisioned in (2) have not arisen, exercise their conversion rights within a grace period of three months after employment termination notice is served or the employment ends, subject to the provisions in article 4 concerning times when conversion rights cannot be exercised. If these conversion rights are not exercised within the grace period, they shall lapse at the end thereof. Conversion rights which have not vested shall lapse at

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         the time when employment termination notice is served or at the time when the employment ends if it is not terminated by notice.

(2) In the event of death, convertible bonds shall pass to the estate of the beneficiary of the convertible bond. The provisions of (1) notwithstanding, the conversion rights attaching to the convertible bond can be exercised by the successors not later than two years after the beneficiary's death. At that time, conversion rights shall lapse. The same provisions apply analogously in cases of retirement, mutually agreed termination, and where the SAP Group Company through which the beneficiary is entitled is retired from the SAP Group.


                                    ARTICLE 8
                                   TERMINATION

(1) Beneficiaries of convertible bonds may terminate their convertible bonds and claim immediate repayment of their convertible bonds at par if:

       *       SAP AG ceases making payments

       * Insolvency proceedings are brought in respect of the assets of SAP AG

       * SAP AG enters liquidation, except where such liquidation is for the purpose of merger or some other form of amalgamation with another company and that company assumes all obligations under convertible bonds.

(2) SAP AG as borrower under the convertible bonds may terminate and repay the convertible bonds at par not later than expiry of the first vesting period if before

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       that time proceedings have been brought challenging the
       validity of any resolution of the General Meeting of January 18, 2000 or the special meeting of preference shareholders of the same date.



                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

(1) These terms shall be governed by German Law without regard to its conflicts of law principles.

(2)      The place of performance is Walldorf, Germany.

(3) The place of jurisdiction for all disputes arising out of the matters set forth in these loan terms is Heidelberg, Germany.

(4) All notices required to be given by SAP AG may be given, at the option of SAP AG, in writing or by e-mail to the bondholders or in the German Federal Gazette (the "Bundesanzeiger").

(5) To the extent permitted by law, all taxes, social security contributions, and other imposts arising in connection with the issue of the convertible bonds, the exercise of conversion rights, and the assignment of subscribed shares shall be borne exclusively by the holders of the convertible bonds.

(6) If any provision in these loan terms be or become ineffective or unenforceable in whole or in part the other provisions shall remain unaffected. Where there is

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         a lacuna by reason of the ineffectiveness or unenforceability of a provision in these loan terms an appropriate additional provision reflecting the interests of the parties shall be construed.


                                   ARTICLE 10
                               CONDITION PRECEDENT

It shall be a condition precedent to the conversion rights attaching to convertible bonds that the Contingent Capital authorized by the SAP AG General Meeting on January 18, 2000 shall have been entered in the commercial register of the Heidelberg District Court.

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